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                                                                       EXHIBIT 5

                                 LEHMAN BROTHERS


                                                                    May 21, 2002

                                   TRANSACTION

SmithKline Beecham Corporation
One Franklin Plaza
200 N. 16th Street
Philadelphia, PA 19102
Attn: Donald Parman, fax 215-751-5349
CC: James Wheatcroft, fax 44-20-8047-7898
Global Deal Id:   245459
Effort Id:        234117

Dear Sir or Madam:

The purpose of this letter agreement (this "Confirmation") is to confirm the terms and conditions of the Transaction entered into between Lehman Brothers Finance S.A. ("Party A") and SmithKline Beecham Corporation ("Party B") on the Trade Date specified below (the "Transaction"). This letter agreement constitutes a "Confirmation" as referred to in the ISDA Master Agreement specified below.

This Confirmation supplements, forms part of, and is subject to, the ISDA Master Agreement dated as of May 21, 2002, as amended and supplemented from time to time (the "Agreement"), between Party A and Party B. All provisions contained in the Agreement shall govern this Confirmation except as expressly modified below.

The definitions and provisions contained in the 1996 ISDA Equity Derivatives Definitions (the "Equity Definitions") and the 2000 ISDA Definitions (the "Swap Definitions", and together with the Equity Definitions, the "Definitions"), in each case as published by the International Swaps and Derivatives Association, Inc. ("ISDA") are incorporated into this Confirmation. References herein to "Transaction" shall be deemed references to "Swap Transaction" for purposes of the Swap Definitions and "Share Swap Transaction" for purposes of the Equity Definitions. In the event of any inconsistency between the Equity Definitions and the Swap Definitions, the Equity Definitions will govern. In the event of any inconsistency between either set of Definitions and this Confirmation, this Confirmation will govern.

Party A and Party B each represents that entering into the Transaction is within its capacity, is duly authorized and does not violate any laws of its jurisdiction of organization or residence or the terms of any agreement to which it is a party. Party A and Party B each represents that (a) it is not relying on the other party in connection with its decision to enter into this Transaction, and neither party is acting as an advisor to or fiduciary of the other party in connection with this Transaction regardless of whether the other party provides it with market information or its views; (b) it understands the risks of the Transaction and any legal, regulatory, tax, accounting and economic consequences resulting therefrom; and (c) it has determined based upon its own judgment and upon any advice received from its own professional advisors as it has deemed necessary to consult that entering into the Transaction is appropriate for such party in light of its financial capabilities and objectives. Party A and Party B each represents that upon due execution and delivery of this Confirmation, it will constitute a legally valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable principles of bankruptcy and creditors' rights generally and to equitable principles of general application.

The terms of the Transaction to which this Confirmation relates are as follows:

Agent: Lehman Brothers Inc. ("LBI") is acting as agent on behalf of Party A and Party B for this Transaction. LBI has no obligations, by guarantee, endorsement or otherwise, with respect to the performance of this Transaction by either party.


                          LEHMAN BROTHERS FINANCE S.A.
          TALSTRASSE 82 - P.O. BOX 2828 - CH-8021 ZURICH - SWITZERLAND TELEPHONE (41-1) 287 88 42 - TELEFAX (41-1) 287 88 25 - TELEX 812096 LBFS CH
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(a) GENERAL TERMS

 Trade Date:                        May 21, 2002

 Effective Date:                    Three (3) Exchange Business Days next
                                    following the Trade Date

 Valuation Date:                    Each Averaging Date

 Valuation Time:                    4:00 p.m. (local time in New York)

 Shares:                            The common stock of Quest Diagnostics, Inc.
                                    (the "Issuer") Ticker:  DGX

 Exchange:                          New York Stock Exchange

 Related Exchange(s):               Any exchange on which options or futures on
                                    the Shares are traded.

 Number of Shares:                  1,000,000

 Initial Price:                     USD84.55

 Depreciation Floor:                USD84.55

 Appreciation Cap:                  USD113.38

 Final Price:                       To the extent Physical Settlement is
                                    applicable, Final Price shall be the closing price per Share quoted by the Exchange on each Averaging Date at the Valuation Time, without regard to extended or after hours trading. To the extent Cash Settlement is applicable, Final Price shall be the arithmetic average of the Relevant Prices, and "Relevant Price" shall be the closing price per Share quoted by the Exchange on each Averaging Date at the Valuation Time, without regard to extended or after hours trading.

 Averaging Dates:                   May 8, 2007, May 9, 2007, May 10, 2007, May
                                    11, 2007, May 14, 2007, May 15, 2007, May
                                    16, 2007, May 17, 2007, May 18, 2007, May
                                    21, 2007

 Averaging Date Market Disruption:  Modified Postponement

 Delivery Adjustment:               (a) If the Final Price is less than or equal
                                    to the Depreciation Floor, then the Delivery
                                    Adjustment equals 1.0

                                    (b) If the Final Price is greater than the Depreciation Floor, but less than or equal to the Appreciation Cap, then the Delivery Adjustment equals a fraction, the numerator of which is the Depreciation Floor and the denominator of which is the Final Price

                                    (c) If the Final Price is greater than the Appreciation Cap, then the Delivery Adjustment equals 1.0 minus ((the Appreciation Cap minus the Depreciation Floor) divided by the Final Price).

(b) PARTY A'S PAYMENT OF PURCHASE
    PRICE

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 Purchase Price:                    USD84,550,000.00

 Payment Date:                      To the extent Physical Settlement is
                                    applicable, Party A will pay the Purchase
                                    Price divided by the Number of Averaging
                                    Dates to Party B on each Delivery Date. To the extent Cash Settlement is applicable, Party A will pay the Purchase Price to Party
                                    B on the Cash Settlement Payment Date.

(c) PARTY B'S DELIVERY OBLIGATIONS

 Settlement Amount:                 On each Averaging Date, the relevant
                                    Delivery Adjustment multiplied by the
                                    relevant Number of Shares for the relevant
                                    Averaging Date, provided that if such
                                    calculation results in any fractional Share, the Settlement Amount shall be rounded up to the next whole number of Shares and Party A shall pay the cash value thereof to Party B.

 Cash Settlement Amount:            The Delivery Adjustment multiplied by the
                                    Number of Shares multiplied by the Final
                                    Price

 Delivery Date:                     Three (3) Exchange Business Days next
                                    following each Averaging Date

 Settlement Option:                 Party B may elect Physical or Cash
                                    Settlement (with respect to all or a portion of the Number of Shares) by delivering a written notice of such election to Party A on or prior to the Election Date. If Party B elects Physical or Cash Settlement with respect to a portion of the Number of Shares, (i) Party B will be deemed to elect the other Settlement Option with respect to the remainder of the Number of Shares, (ii) the Number of Shares for each settlement option shall be deemed to be the portion with respect to which such election was made and (iii) the Purchase Price shall be allocated between the settlement options proportionally to the Number of Shares for each settlement option. If Party B does not provide such notice, Physical Settlement shall apply if the Posted Collateral on the Election Date consists of a number of freely-tradable Shares equal to the Number of Shares in book entry form; otherwise, Cash Settlement shall apply.

 Election Date:                     The fifth (5th) Exchange Business Day prior
                                    to the first Averaging Date


 Physical Settlement:               To the extent Physical Settlement applies,
                                    the Transaction shall expire in equal
                                    proportions of Shares on each Averaging
                                    Date, with the Delivery Date for each such Averaging Date occurring three (3) Exchange
                                    Business Days after each such Averaging
                                    Date. On each such Delivery Date Party B will deliver a number of freely-tradable
                                    Shares in book-entry form equal to the
                                    Settlement Amount to Party A, free and clear of any Encumbrances or Transfer
                                    Restrictions. Party B acknowledges and
                                    understands that any such delivery may
                                    require Party B to provide an opinion of counsel and other documentation in a form acceptable to the Issuer and the transfer agent for the Shares to ensure the conversion of such Shares into book-entry form in advance of any delivery.


 Cash Settlement:                   To the extent Cash Settlement applies, Party
                                    B will pay the Cash


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                                    Settlement Amount to Party A on the Cash
                                    Settlement Payment Date.

 Cash Settlement Payment Date:      Three Exchange Business Days next following
                                    the final Averaging Date

 Collateral:                        If Party B elects to Transfer (and
                                    Transfers) the Independent Amount to Party A
                                    (which Independent Amount shall constitute
                                    Eligible Collateral with respect to Party
                                    B), Party A's Exposure under this
                                    Transaction shall be zero and Party B's
                                    Credit Support Amount (as Secured Party) shall be calculated without subtracting the Independent Amounts referred to in clause
                                    (iii) of the definition thereof; otherwise, Party A's Exposure under this Transaction shall be calculated as provided in the Credit Support Annex. At any time Party B may revoke such election by Transferring to Party A under the Credit Support Annex the then Delivery Amount (determined ignoring the Independent Amount and with Party A's
                                    Exposure under this Transaction being
                                    calculated as provided in the Credit Support
                                    Annex), in which case Party A shall promptly
                                    Transfer the Independent Amount to Party B.
                                    Party B acknowledges and understands that any revocation of its election to Transfer the Independent Amount may result in such Shares becoming subject to transfer restrictions under the Securities Act of 1933, as amended (the "1933 Act"), if such Shares have previously been converted into book-entry form. "Independent Amount" means, with respect to Party B for this Transaction, a number of Shares free and clear of any Encumbrances or Transfer
                                    Restrictions (other than transfer
                                    restrictions arising under the 1933 Act and other than under the Stockholders Agreement, dated as of August 16, 1999, between SmithKline Beecham PLC and the Issuer (the
                                    "Stockholders Agreement")) equal to the
                                    Number of Shares. The Independent Amount shall include all Distributions with respect to all Posted Collateral (other than cash dividends which are not Extraordinary
                                    Dividends). Notwithstanding any provision to the contrary in the Credit Support Annex, the Independent Amount shall be delivered by Party B without regard to the Minimum
                                    Transfer Amount and, except as provided
                                    above, Party A shall have no obligation to return the Independent Amount to Party B until all of Party B's obligations with respect to this Transaction have been satisfied. Party B agrees to provide three stock powers executed in blank with respect to each certificate evidencing any Shares delivered as Posted Collateral and to update such stock powers as necessary.

                                    Party A may use any Shares constituting
                                    Posted Collateral and the Independent Amount pursuant to Section 6(c) of the Credit Support Annex only upon Party B's consent. Party A agrees that if it uses any Shares pursuant to Section 6(c) of the Credit Support Annex, it will provide additional collateral to Party B, the terms of which shall be consistent with market practice for stock loans of U.S. liquid equity securities unless the parties agree otherwise. Party B acknowledges and understands that any such use may require Party B to provide an opinion of counsel and other documentation in a form acceptable to the Issuer and the transfer agent for the Shares to ensure the conversion of such Shares into book-entry form prior to such use. Party A agrees to cooperate in good faith with respect to the conversion of Shares into book-entry form. Party A agrees that LBI will hold any Shares constituting Posted Collateral in connection with this Transaction, that Party B is the beneficial owner of such Shares, and that, if such Shares


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                                    are being held by LBI in book-entry form and
                                    are not being used by Party A pursuant to
                                    Section 6(c) of the Credit Support Annex,
                                    LBI will comply with its obligations under applicable law and regulation (including the rules of the New York Stock Exchange and the National Association of Securities Dealers) to forward to the beneficial owner all proxy and other materials properly furnished to it by the Issuer, in accordance with its standard business practices.

ADJUSTMENTS:

     Method of Adjustment:              Calculation Agent Adjustment

     Extraordinary Dividends:           For purposes of this Transaction and the
                                        definition of a "Potential Adjustment
                                        Event" (without limiting the generality
                                        of clause (iii) of Section 9.1(e) of the Equity Definitions), an "Extraordinary
                                        Dividend" shall mean, as calculated by
                                        the Calculation Agent, (i) any cash
                                        dividend or distribution declared with
                                        respect to the Shares at a time when the Issuer has not previously declared or paid dividends or distributions on such Shares for the prior four quarterly periods; (ii) any increase or decrease by more than 5% (determined on an annualized basis) in the then current quarterly dividend or (iii) any other
                                        "special" cash or non-cash dividend on
                                        or distribution with respect to the
                                        Shares which is, by its terms or
                                        declared intent, declared and paid
                                        outside the normal operations or normal
                                        dividend procedures of the Issuer.

EXTRAORDINARY EVENTS:

     Consequences of Merger Events:

     (a)  Share-for-Share:              Alternative Obligation

     (b)  Share-for-Other:              Cancellation and Payment

     (c)  Share-for-Combined:           Alternative Obligation with respect to
                                        the New Shares and Cancellation and
                                        Payment with respect to the Other
                                        Consideration

Alternative Obligation:                 The applicable definition of
                                        "Alternative Obligation" in subsections
                                        9.3(b)and (d) of the Equity Definitions
                                        shall be amended by adding the following at the end of each such subsection:

                                        "including any one or more of the
                                        Initial Price, Final Price, Relevant
                                        Price, Number of Shares, Appreciation
                                        Cap, Depreciation Floor, Delivery
                                        Adjustment and any other variable
                                        relevant to the exercise, settlement or
                                        payment terms of each such Transaction.
                                        In addition, the Calculation Agent will
                                        determine if the change in the
                                        volatility of the New Shares (as
                                        compared with the Shares) affects the
                                        theoretical value of any such
                                        Transaction, and if so, shall in a
                                        commercially reasonable manner make an
                                        adjustment to the Appreciation Cap to
                                        reflect such change in theoretical
                                        value. Any adjustment made pursuant to
                                        this paragraph will be effective as of
                                        the date determined by the Calculation
                                        Agent on or following the Merger Date.

NATIONALIZATION, INSOLVENCY, HEDGING    Cancellation and Payment
DISRUPTION EVENT, BORROW LOSS OR
INCREASE IN BORROW COSTS:

Definitions:                            The definition of "Merger Event" in
                                        Section 9.2(a) of the Equity Definitions shall be amended by deleting subsection
                                        9.2(a)(iii) in its entirety and
                                        replacing it with the following:


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                                        "(iii) other takeover offer for the
                                        Shares that results in a transfer of or
                                        an irrevocable commitment to transfer
                                        25% or more of all the outstanding
                                        Shares (other than the Shares owned or
                                        controlled by the offeror)"

                                        For purposes of the definition of
                                        "Cancellation and Payment" in Sections
                                        9.3(c)(ii), 9.3(d)(ii) and 9.6, this
                                        Transaction shall be deemed to be a
                                        Share Option Transaction. The amount
                                        payable upon Cancellation and Payment
                                        will be the amount agreed upon promptly
                                        by the parties after the Merger Date or
                                        the date of the occurrence of the
                                        Nationalization, Insolvency, Hedging
                                        Disruption Event, Increase in Borrow
                                        Costs or Borrow Loss, as the case may
                                        be. In the absence of such agreement,
                                        the amount payable will be determined by the Calculation Agent in a commercially reasonable manner (without the requirement of soliciting dealer quotations) as the fair value of the Transaction with terms that would preserve the economic equivalent of any payment or delivery (assuming satisfaction of each applicable condition precedent) by the parties in respect of the relevant Transaction that would have been required after that date but for the occurrence of the Nationalization, Insolvency, Hedging
                                        Disruption Event, Increase in Borrow
                                        Costs, Borrow Loss or Merger Event, as
                                        applicable. The Calculation Agent will
                                        determine the amount payable on the
                                        basis of the factors identified in
                                        subparagraphs (i), (ii) and (iii) in
                                        Section 9.7(b) and such other factors as it deems appropriate in a commercially reasonable manner.

Additional Extraordinary Events:        "Hedging Disruption Event" means that
                                        the Shares cease to be listed on or
                                        quoted by the Exchange, the Nasdaq
                                        National Market System or the American
                                        Stock Exchange for any reason (other
                                        than a Merger Event).

                                        If an Increase in Borrow Costs occurs,
                                        then by the Valuation Time on the day
                                        such event occurs, Party B shall:

                                        (a) (i) permit Party A to use the Shares posted as Posted Collateral and the Independent Amount pursuant to Section 6(c) of the Credit Support Annex and
                                        (ii) ensure that such Shares are freely
                                        tradable and have been converted into
                                        book-entry form; or

                                        (b) agree to adjustments to the terms of this Transaction to reflect the Total Borrow Cost, which adjustments will be determined by the Calculation Agent in a commercially reasonable manner; or

                                        (c) agree to pay the Total Borrow Cost.

                                        If Party B does not agree to (a), (b) or
                                        (c) by the Valuation Time on the day on
                                        which the Increase in Borrow Costs
                                        occurs, Cancellation and Payment shall
                                        immediately be applicable.

                                        If a Borrow Loss occurs, the Calculation
                                        Agent shall notify Party A and Party B
                                        and Cancellation and Payment shall
                                        immediately be applicable unless, by the later of the Valuation Time on the day on which the Borrow Loss occurs or three hours after such notification, (i) Party B permits Party A to use the Shares posted as Posted Collateral and the Independent Amount pursuant to Section 6(c) of the Credit Support Annex and
                                        (ii) such Shares are freely


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                                    tradable and have been converted into
                                    book-entry form.

                                    Party B acknowledges and understands that any use of the Shares posted as Posted Collateral pursuant to Section 6(c) of the Credit Support Annex may require Party B to provide an opinion of counsel and other documentation in a form acceptable to the Issuer and the transfer agent for the Shares to ensure the conversion of such Shares into book-entry form prior to the occurrence of the Borrow Loss or the Increase in Borrow Costs, as applicable.

                                    If Party A is permitted to use the Shares posted as Posted Collateral pursuant to
                                    Section 6(c) of the Credit Support Annex,
                                    Party A shall adjust the terms of this
                                    Transaction in a commercially reasonable manner to reflect its lower borrowing costs for the period that Party A is permitted to use the Shares (which borrowing costs will reflect the interest rate earned by Party A on any collateral posted to Party B in connection with such use).

                                    The Calculation Agent shall notify both
                                    parties as soon as the average rebate earned by Party A on collateral posted for any Shares borrowed in connection with this Transaction is at or below 1% (determined on an annualized basis).

                                    "Borrow Cost" means the difference between the actual rebate earned by Party A on collateral posted for any Shares borrowed in connection with this Transaction and the General Collateral Rate, multiplied by the closing price per Share quoted by the Exchange at the Valuation Time on the preceding Exchange Business Day, multiplied by the Hedge Delta on the preceding Exchange Business Day, calculated on an actual/360 basis, as determined by the Calculation Agent in a commercially reasonable manner.

                                    "Borrow Loss" means that it becomes
                                    impracticable for Party A to borrow Shares equal to its desired Hedge Delta on any day, as determined by the Calculation Agent in a commercially reasonable manner.

                                    "General Collateral Rate" means the general collateral rebate rate earned by market participants in general on collateral posted for U.S. liquid equity securities as determined by the Calculation Agent in a commercially reasonable manner. The Calculation Agent will provide evidence of the General Collateral Rate to either party upon request.

                                    "Hedge Delta" means the number of Shares borrowed by Party A in connection with this Transaction, as determined by the Calculation Agent in a commercially reasonable manner.

                                    "Increase in Borrow Costs" means that the actual rebate earned by Party A on collateral posted for any Shares borrowed in connection with this Transaction is at or below zero for ten (10) days or longer, as determined by the Calculation Agent in a commercially reasonable manner.

                                    "Total Borrow Cost" means the Borrow Cost for every day from the day on which the Increase in Borrow Costs occurs until the final


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                                    Delivery Date, the Cash Settlement Payment
                                    Date or the effective date for any Elected
                                    Termination, as applicable.

Bankruptcy Code:                        Without limiting any other protections
                                        under the Bankruptcy Code (Title 11 of
                                        the United States Code) (the "Bankruptcy
                                        Code"), the Parties hereto intend for:

                                        (a) This Transaction and the Agreement
                                        to be a "swap agreement" as defined in
                                        the Bankruptcy Code, and the parties
                                        hereto to be entitled to the protections afforded by, among other Sections,
                                        Section 560 of the Bankruptcy Code.

                                        (b) A party's right to liquidate this
                                        Transaction and to exercise any other
                                        remedies upon the occurrence of any
                                        Event of Default or Termination Event
                                        under the Agreement or this Transaction
                                        to constitute a "contractual right" as
                                        described in Section 560 of the
                                        Bankruptcy Code.

                                        (c) Any cash, securities or other
                                        property provided as performance
                                        assurance, credit support or collateral
                                        with respect to this Transaction or the
                                        Agreement to constitute "transfers"
                                        under a "swap agreement" as defined in
                                        the Bankruptcy Code.

                                        (d) All payments for, under or in
                                        connection with this Transaction or the
                                        Agreement, all payments for any
                                        securities or other assets and the
                                        transfer of such securities or other
                                        assets to constitute "transfers" under a "swap agreement" as defined in the Bankruptcy Code.

Party B Representations:                In addition to the representations set
                                        forth in the Agreement, Party B further
                                        represents that;


                                        (a) Neither Party A nor any of its
                                        affiliates has advised Party B with
                                        respect to any legal, regulatory, tax,
                                        accounting or economic consequences
                                        arising from this Transaction, and
                                        neither Party A nor any of its
                                        affiliates is acting as agent (other
                                        than LBI as dual agent if specified
                                        above), or advisor for Party B in
                                        connection with this Transaction.

                                        (b) Party B is not in possession of any
                                        material non-public information
                                        concerning the business, operations or
                                        prospects of the Issuer and was not in
                                        possession of any such information at
                                        the time of placing any order with
                                        respect to the Transaction.

                                        "Material" information for these
                                        purposes is any information to which an
                                        investor would reasonably attach
                                        importance in reaching a decision to
                                        buy, sell or hold any securities of the
                                        Issuer(s).

                                        (c) Party B is the legal and beneficial
                                        owner of the Shares, free and clear of
                                        any Encumbrances or any Transfer
                                        Restrictions (other than transfer
                                        restrictions arising under the 1933 Act
                                        and other than under the Stockholder's
                                        Agreement), and, upon the transfer of
                                        the Shares to Party A in settlement of
                                        this Transaction (except to the extent
                                        that Party B elects the Cash Settlement
                                        option, if any) Party A will acquire
                                        good and marketable title and will be
                                        the beneficial owner of the Shares, free and clear of any Encumbrances or any Transfer Restrictions.


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                                        "Encumbrance" means any pledge,
                                        hypothecation, assignment, encumbrance,
                                        charge, claim, security interest,
                                        option, preference, priority or other
                                        preferential arrangement of any kind or
                                        nature whatsoever, or other charge,
                                        claim or other encumbrance (other than
                                        an Encumbrance routinely imposed on all
                                        securities in the relevant Clearance
                                        System).

                                    "Transfer Restriction" means, with respect to any security or other property, any condition to or restriction on the ability of the holder thereof to sell, assign or otherwise transfer such security or other property or to enforce the provisions thereof or of any document related thereto, whether set forth in such security or other property itself or in any document related thereto, including, without limitation, (i) any requirement that any sale, assignment or other transfer or enforcement of such security or other property be consented to or approved by any person, including, without limitation, the Issuer or any other obligor thereon, (ii) any limitations on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such security or other property, (iii) any requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any person to be given to the Issuer, any other obligor on or any registrar or transfer agent for, such security or other property, and (iv) any registration or qualification requirement or prospectus delivery requirement for such security or other property pursuant to any federal, state or foreign securities law (including, without limitation, any such requirement arising as a result of Rule 144 or Rule 145 under the 1933 Act).

                                    (d) As of the date hereof (without giving effect to the transactions contemplated hereby) Party B is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the "1934 Act")) of 22,128,672 Shares, which constitutes approximately 22.8% of the outstanding Shares of the Issuer (as at April 30, 2002). Party B is currently, and in the past has been, in compliance with any applicable reporting and other obligations under
                                    Section 13 and Section 16 of the 1934 Act.
                                    Party B shall comply with all applicable reporting and other requirements of Section 13 and Section 16 of the 1934 Act (and the rules and regulations promulgated thereunder) relating to this Transaction. Party B will provide Party A with a draft of any amendments to its Schedule 13D which relate to the Transaction and will give Party A a reasonable opportunity to comment on the draft. Party B shall promptly file all amendments to its Schedule 13D in a form reasonably acceptable to Party A.

                                    (e) Party B's entry into this Transaction, any sale of Shares hereunder, the pledge of any Eligible Collateral hereunder and Party A's exercise of all rights and remedies hereunder with respect to such Eligible Collateral complies with and is not in any way limited by (i) any trading or "blackout" policies of the Issuer or (ii) any other conditions or restrictions imposed by the Issuer on the sale, transfer, loan, pledge, disposition or other use by its employees of any Eligible Collateral or Shares.


         Risk ID: N02050816 / Effort ID: 234117 / Global Deal ID: 245459

                                    (f) Party B acquired the Shares and paid for the Shares in full more than one year prior to the Trade Date. Party B did not acquire the Shares in contemplation of, or in a transaction that was contingent upon, entering into this Transaction.

                                    (g) Neither Party B nor any person who would be considered to be the same "person" (as such term is used in Rule 144(a)(2) under the 1933 Act, has sold any Shares or hedged (through swaps, options, short sales or otherwise) any long position in the Shares during the preceding three (3) months prior to the Trade Date. For purposes of this paragraph, "Shares" shall be deemed to include securities convertible into or exchangeable or exercisable for Shares and any other security or instrument that would be subject to aggregation under paragraphs
                                    (a)(2) and (e) of Rule 144 under the 1933
                                    Act.

                                    (h) Party B has not made, and will not make, any payment in connection with the offering or sale of the Shares to any person other than Party A.

                                    (i) Party B has not solicited or arranged for the solicitation of, and will not solicit or arrange for the solicitation of, orders to buy Shares in anticipation of or in connection with any proposed sale of the Shares.

                                    (j) The Shares constituting Posted
                                    Collateral are currently eligible for public resale by Party B pursuant to Rule 144 under the 1933 Act. Party B acknowledges and agrees that (i) the entering into of this Confirmation will constitute a sale for purposes of Rule 144, (ii) Party B has not taken and will not take any action that would cause the sale made pursuant to this Confirmation to fail to meet all applicable requirements of Rule 144, including without limitation, the volume limitations of Rule 144(e).

MUTUAL REPRESENTATION:              Party A and Party B each represent that the
                                    Number of Shares will not exceed the greater of (i) 1% of the outstanding Shares as shown by the most recent report or statement published by the Issuer, or (ii) the average reported weekly volume of trading in the Shares during the four calendar weeks preceding the Trade Date.

COVENANTS:                          (a) Party B will transmit three signed
                                    copies of a Form 144 for filing with the Securities and Exchange Commission (the
                                    "SEC"), the Exchange and the Issuer
                                    concurrently with the execution of this
                                    Confirmation.

                                    (b) Party B will send to Party A via
                                    facsimile a copy of each Form 144 and each filing under Section 13 or 16 of the Exchange Act, if any, relating to this Transaction concurrently with filing or transmission for filing, as the case may be, of such form to or with the SEC.

                                    (c) Party A covenants that, through its
                                    affiliate Lehman Brothers Inc., it will
                                    introduce into the public market a number of Shares equal to the Number of Shares in a manner consistent with the manner-of-sale conditions described in 144(f) and (g) under the 1933 Act.



         Risk ID: N02050816 / Effort ID: 234117 / Global Deal ID: 245459

                                    (d) Each party acknowledges and agrees that upon execution of this Confirmation, this Confirmation shall constitute a "binding commitment" within the meaning of the interpretive letter from the SEC to Goldman, Sachs & Co. dated December 20, 1999.

Elected Termination:                Party B may elect to terminate this
                                    Transaction upon mutually agreed upon terms.
                                    The Calculation Agent will calculate any amounts owing upon such early termination in a commercially reasonable manner. Upon request, the Calculation Agent will provide the assumptions it used to calculate any amounts owing.

Payments on Early Termination:      Party A and Party B agree that for this
                                    Transaction, for purposes of Section 6(e) of the Agreement, Loss and the Second Method will apply.

Additional Provision:               Party B hereby identifies the Shares
                                    initially pledged as Posted Collateral under this Transaction as a position with respect to personal property that is an offsetting position with respect to Party B's rights and obligations hereunder and that is part of a "straddle" with such rights and obligations within the meaning of section
                                    1092 of the Internal Revenue Code of 1986, as amended, and Party A acknowledges that Party B has identified the Shares for that purpose.

Calculation Agent:                  Lehman Brothers Inc., whose adjustments,
                                    determinations and calculations shall be made in a commercially reasonable manner.

THIS TRANSACTION HAS BEEN ENTERED INTO FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER UNITED STATES FEDERAL OR STATE SECURITIES LAWS; THIS TRANSACTION MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF APPROPRIATE REGISTRATION UNDER SUCH SECURITIES LAWS EXCEPT IN A TRANSACTION EXEMPT FROM OR NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF SUCH SECURITIES LAWS.

Please confirm your agreement with the foregoing by executing this Confirmation and returning it to us at facsimile number 201-524-2080, Attention:
Documentation.

Yours sincerely,                   Confirmed as of the date first above written:
LEHMAN BROTHERS FINANCE S.A.       SMITHKLINE BEECHAM CORPORATION

By: /s/ PHILIP FRANZ               By: /s/ DONALD F. PARMAN
    ------------------------           ------------------------------
Name:   PHILIP FRANZ               Name:   DONALD F. PARMAN
Title:  VICE PRESIDENT             Title:  VICE PRESIDENT & SECRETARY


By: /s/ DIANA NOTTINGHAM
    ------------------------
Name:   DIANA NOTTINGHAM
Title:  VICE PRESIDENT

Execution time will be furnished upon Counterparty's written request.




         Risk ID: N02050816 / Effort ID: 234117 / Global Deal ID: 245459